Press Release	Source: Churchill Ventures Ltd.

Churchill Ventures Ltd. Announces Suspension of Operations

Market Conditions Not Conducive To SPAC Transactions

November 21, 2008

NEW YORK, New York -- (BUSINESS WIRE) - Churchill Ventures Ltd. (AMEX: CHV) announced today that in light of market conditions it was suspending its business combination activity and would commence the process of liquidating and distributing its trust fund proceeds to its shareholders.

“Churchill’s founders have a stellar reputation for delivering value to investors in our past activities, and we would rather close our doors and return our investors’ capital than pursue a business combination in these market conditions,” said Christopher Bogart, Churchill’s Chief Executive Officer. “SPACs like Churchill rely on the availability of leverage and the receptivity of institutional equity investors, neither of which is present in capital markets today. Churchill’s founders will lose money personally by taking this decision - and our shareholders will actually turn a profit on their investment in Churchill - but we believe strongly that it is the right thing to do rather than bringing a questionable transaction to the market,” Bogart added.

Churchill does, however, reserve the right to terminate the liquidation process and proceed with a transaction if a suitable transaction comes to its attention before the liquidation occurs.

Media Contact:

Churchill Ventures Ltd.
Christopher P. Bogart, 914-762-2553
Chief Executive Officer
cbogart@churchillventures.com

Source: Churchill Ventures Ltd.